Exhibit 10.8e

FIFTH AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan to provide that Company Contributions made on behalf of a Matched Participant as a result of the Matched Participant’s Basic Contributions shall be invested in the same manner that the Matched Participant has elected to invest such Basic Contributions; and

WHEREAS, this Fifth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended in the following respects:

1. Effective October 1, 2006, Section 3.3.5 is hereby added to Article III of the Plan to read as follows:

3.3.5 A Participant shall direct the investment of his or her Pre-Tax and After-Tax Contributions into any of the Investment Funds selected by the Administrator pursuant to Section 10.3, in accordance with the procedures established by the Administrator.

2. Effective October 1, 2006, Section 3.4 contained in Article III of the Plan is hereby amended and restated in its entirety to read as follows:

“3.4.1 For each contribution period, as defined in Section 3.4.2, the Company will make a Company Contribution to the Company Contribution Account of each Matched Participant equal to 100% of all Basic Contributions made by the Matched Participant for that contribution period, less any Forfeitures credited against the Company Contribution for that contribution period. No Company Contributions will be made with respect to Supplemental Contributions or Catch-Up Contributions. Notwithstanding the ongoing, the Company reserves the right to reduce or eliminate the Company Contribution for prospective contribution periods.

3.4.2 The Company Contribution for each contribution period will be paid to the Funding Agent as soon as practicable. The Company Contribution will be allocated to the Company Contribution Account for each Matched Participant who made Basic Contributions during the contribution period, by multiplying the Matched Participant’s own Basic Contributions for the contribution period by the Company Contribution percentage as described in Section 3.4.1 for the contribution period. Each calendar week will be a contribution period. Subject to the special provisions of Section 3.13 through 3.15, all Company Contributions for a Plan Year will be allocated to Matched Participants’ Company Contribution Accounts no later than the due date (including all extensions) of the Company’s federal tax return for the fiscal year of the Company ending with or within the Plan Year.

3.4.3 All Company Contributions made to a Matched Participant’s Company Contribution Account as a result of the Matched Participant’s Basic Contributions shall be invested in the same manner that the Matched Participant has elected pursuant to Section 3.3.5 to invest such Basic Contributions.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 24TH day of OCTOBER, 2006.

FMC Technologies, Inc.

By:
Vice President
Human Resources